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Exhibit 99.1

EPIX Medical Contact Information
Peyton Marshall, Chief Financial Officer
Sydney Barrett, Investor Relations Manager
Phone (617) 250-6012

FOR IMMEDIATE RELEASE
August 7, 2003

EPIX Medical, Inc. Announces Pricing of its Public Offering
of 4,300,000 Shares of Common Stock

CAMBRIDGE, MA, August 7, 2003—EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced that it has priced its previously announced public offering of 4,300,000 newly issued shares of common stock at $15.00 per share. All of the shares are being offered by EPIX through a prospectus supplement pursuant to EPIX's shelf registration statement, which was declared effective by the Securities and Exchange Commission on January 15, 2003. EPIX has granted to the underwriters an option to purchase up to an additional 645,000 shares of common stock within 30 days after the offering to cover over-allotments incurred in the offering, if any.

SG Cowen and Wells Fargo Securities, LLC are co-lead managers of the offering, with SG Cowen acting as bookrunning lead manager. Needham & Company, Inc. and WR Hambrecht+Co are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from SG Cowen Securities Corporation at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax at (631) 254-7268.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI and is designed to detect vascular disease. The Company has completed enrollment in and reported preliminary results for a Phase III clinical trial program to test the safety and efficacy of MS-325 for the imaging of vascular disease outside the heart. Schering AG is the exclusive worldwide sales and marketing partner for MS-325.

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EPIX Medical, Inc. Announces Pricing of its Public Offering of 4,300,000 Shares of Common Stock